Exhibit 99.1

SUPPLEMENTAL INFORMATION ON CRUDE OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

The supplemental information below for TransGlobe Energy Corporation (“TransGlobe”) is presented in accordance with certain provisions of ASC Topic 932 – Extractive Activities- Oil and Natural Gas as required by Rule 3-05(f) of Regulation S-X. The geographic areas reported are in Egypt and Alberta, Canada.

Estimated Quantities of Proved Reserves

The estimation of net recoverable quantities of crude oil, natural gas and natural gas liquids is a highly technical process that is based upon several underlying assumptions that are subject to change.

	Oil (1)
	Egypt	Canada	Total
Proved reserves:	(MBbls)	(MBbls)	(MBbls)
Balance at December 31, 2019	7,938	2,866	10,804
Production	(1,736)	(214)	(1,950)
Extensions and discoveries	510	—	510
Revisions of previous estimates	303	105	408
Balance at December 31, 2020	7,015	2,757	9,772
Production	(1,663)	(246)	(1,909)
Extensions and discoveries	691	621	1,312
Purchase of reserves	—	—	—
Revisions of previous estimates (2)	6,481	87	6,568
Balance at December 31, 2021	12,524	3,219	15,743

	Oil (1)
	Egypt	Canada	Total
Year-end proved developed reserves:	(MBbls)	(MBbls)	(MBbls)
2021	11,656	1,431	13,087
2020	5,781	1,305	7,086
2019	7,160	1,486	8,646

Year-end proved undeveloped reserves:
2021	868	1,788	2,656
2020	1,234	1,452	2,686
2019	778	1,380	2,158

(1) TransGlobe’s proved oil reserves are located in Egypt and Canada. TransGlobe has historically reported oil reserves as two separate streams, light & medium crude oil and heavy crude oil. These streams have been combined to align TransGlobe’s presentation with that of VAALCO. The tables above and below presents proved oil reserves, natural gas and NGL’s for Egypt and Canada.

(2) Substantially all of TransGlobe’s positive revisions to oil for EGYPT in 2021 were due to the Merged Concession Agreement.

	Natural Gas (1) (2)
	Egypt	Canada	Total
Proved reserves:	(MMcf)	(MMcf)	(MMcf)
Balance at December 31, 2019	—	12,666	12,666
Production	—	(1,814)	(1,814)
Extensions and discoveries	—	—	—
Revisions of previous estimates	—	1,192	1,192
Balance at December 31, 2020	—	12,044	12,044
Production	—	(1,557)	(1,557)
Extensions and discoveries	—	1,816	1,816
Purchase of reserves	—	—
Revisions of previous estimates	—	4,276	4,276
Balance at December 31, 2021	—	16,579	16,579

	Natural Gas (1) (2)
	Egypt	Canada	Total
Year-end proved developed reserves:	(MMcf)	(MMcf)	(MMcf)
2021	—	11,336	11,336
2020	—	8,117	8,117
2019	—	8,793	8,792

Year-end proved undeveloped reserves:
2021	—	5,243	5,243
2020	—	3,927	3,927
2019	—	3,873	3,874

	NGLs (1)
	Egypt	Canada	Oil
Proved reserves:	(Mboe)	(Mboe)	(Mboe)
Balance at December 31, 2019	—	1,936	1,936
Production	—	(219)	(219)
Extensions and discoveries	—	—	—
Revisions of previous estimates	—	369	369
Balance at December 31, 2020	—	2,086	2,086
Production	—	(206)	(206)
Extensions and discoveries	—	326	326
Purchase of reserves	—	—	—
Revisions of previous estimates	—	482	482
Balance at December 31, 2021	—	2,688	2,688

	NGLs (1)
	Egypt	Canada	Total
Year-end proved developed reserves:	(Mboe)	(Mboe)	(Mboe)
2021	—	1,855	1,855
2020	—	1,372	1,372
2019	—	1,263	1,263

Year-end proved undeveloped reserves:
2021	—	833	833
2020	—	714	714
2019	—	673	673

(1)	TransGlobe’s proved natural gas and NGL reserves are located in Canada.
(2)	Natural gas is converted to barrel of oil equivalent at the rate of six thousand cubic feet of natural gas to one barrel of oil.

TransGlobe maintains a policy of not booking proved reserves on discoveries until such time as a development plan has been prepared for the discovery indicating that the development well will be drilled within five years from the date of its initial booking. Additionally, the development plan is required to have the approval of the joint venture owners in the discovery. The December 31, 2021 reserves reflect the effect of the merged Concession Agreement signed January 19, 2022.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Crude Oil, Natural Gas and NGL Reserves

The information that follows has been developed pursuant to procedures prescribed under GAAP and uses reserve and production data estimated by independent petroleum consultants. The information may be useful for certain comparison purposes but should not be solely relied upon in evaluating its or TransGlobe’s performance.

In accordance with the guidelines of the Securities and Exchange Commission (“SEC”), the estimates of future net cash flow from the properties and the present value thereof are made using crude oil and natural gas contract prices using a twelve month average of beginning of month prices and are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. The future cash flows are also based on costs in existence at the dates of the projections. Future production costs do not include overhead charges allowed under joint operating agreements or headquarters general and administrative overhead expenses. However, all future costs related to future property abandonment when the wells become uneconomic to produce are included in future development costs for purposes of calculating the standardized measure of discounted net cash flows

	International (2)
(In thousands)	2021	2020
Future cash inflows	$1,083,622	$375,732
Future production costs	(438,878)	(215,911)
Future development costs (1)	(64,132)	(49,399)
Future income tax expense	(137,049)	(42,155)
Future net cash flows	443,563	68,267
Discount to present value at 10% annual rate	(139,144)	(25,888)
Standardized measure of discounted future net cash flows	$304,419	$42,379

(1)	Includes costs expected to be incurred to abandon the properties.
(2)	Includes cash flows of Egypt and Canada

Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the changes in standardized measure of discounted future net cash flows as follows:

	Year Ended December 31,
	2021	2020
	(in thousands)
Balance at beginning of year	$42,379	$136,581
Sales of crude oil, natural gas and NGLs, net of production costs	(92,853)	(50,200)
Net changes in prices and production costs	158,700	(97,700)
Extensions and discoveries	29,400	4,000
Revisions of previous quantity estimates	129,450	17,398
Changes in estimated future development costs	(2,700)	2,400
Development costs incurred during the period	(26,822)	(26,600)
Accretion of discount	2,600	9,100
Net change of income taxes	(400)	—
Change in production rates (timing) and other	64,665	47,400
Balance at end of year	$304,419	$42,379

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Company’s control. Reserve engineering is a subjective process of estimating underground accumulations of crude oil, natural gas and natural gas liquids that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of crude oil, natural gas and natural gas liquids that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future crude oil, natural gas and natural gas liquids sales prices may all differ from those assumed in these estimates. The standardized measure of discounted future net cash flow should not be construed as the current market value of the estimated crude oil, natural gas and natural gas liquids reserves attributable to the properties. The information set forth in the foregoing tables includes revisions for certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions are the result of additional information from subsequent completions and production history from the properties involved or the result of a decrease (or increase) in the projected economic life of such properties resulting from changes in product prices.

In accordance with the current guidelines of the SEC, estimates of future net cash flow from the properties and the present value thereof are made using an unweighted, arithmetic average of the first-day-of-the-month price for each of the 12 months of the year adjusted for quality, transportation fees and market differentials. Such prices are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. For 2021, the average of such were $60.79 per Bbl for crude oil, $2.65 per MMcf for natural Gas and $30.42 per Bbl for NGL’s. For 2020, the average of such were $33.70 per Bbl for crude oil, $1.53 per MMcf for natural Gas and $13.90 per Bbl for NGL’s.

Egypt

At December 31, 2021, TransGlobe held interests in four production sharing concessions: West Gharib, West Bakr, North West Gharib and South Ghazalat. In December 2021, TransGlobe announced that the proposal to merge the West Gharib, West Bakr and North West Gharib concessions had been ratified by Egypt's Parliament and signed into law by President El-Sisi. On January 19, 2022, the West Gharib, West Bakr and North West Gharib concessions were merged into the Merged Concession Agreement. This agreement extended the primary term of the merged agreement and amended its fiscal terms. As of December 2022, TransGlobe's interests are spread across two regions: the Eastern Desert, which contains the Merged Concession, and the Western Desert, which contains the South Ghazalat concession.

The following tables summarize TransGlobe's international PSC terms for the first tranche(s) of production for each block. The two contracts have different terms for production levels above the first tranche, which are unique to each contract. The Egyptian government's share of production increases and the contractor's share of production decreases as the production volumes go to the next production tranche. TransGlobe is the operator of, and has a 100% working interest in, all PSCs. TransGlobe's oil entitlement is the sum of cost oil, profit oil and excess cost oil (if any). Taxes are captured in the Egyptian government's net entitlement oil due (and therefore there is no additional burden to TransGlobe).

Eastern Desert – Gulf of Suez Basin, Egypt

	As of January 19, 2022	As of December 31, 2021
Block	Merged Concession	West Gharib	West Bakr	North West Gharib
Year acquired	2022	2007	2011	2013
Block Area (acres)	45,067	22,725	11,143	11,199
Expiry date	2035	2024-2026	2025	2036-2037
Extensions
Exploration	N/A	N/A	N/A	N/A
Development	+ 5 years	+ 5 years	N/A	+ 5 years

Production Tranche (MBOPD)	0-25	0-5	0-50	0-5

Max. cost oil	40%	30%	30%	25%
Excess cost oil
Contractor	15%	30%	0%	5%
Depreciation per quarter
Operating	100%	100%	100%	100%
Capital	6%	6%	5%	5%
Government's royalty	10%	10%	10%	10%
Production Sharing Oil:
Contractor	Dependent on average Brent price and production*	Dependent on average Brent price and production*	Dependent on average Brent price and production*	Dependent on average Brent price and production*
EGPC

*Merged concession profit oil is set on a scale according to average Brent price and production:

	Crude oil produced (MBOPD)
Brent Price ($/BBL)	Less than or equal to 5 MBOPD		More than 5 MBopd and less than or equal to 10 MBOPD		More than 10 MBopd and less than or equal to 15 MBOPD		More than 15 MBopd and less than or equal to 25 MBOPD		More than 25 MBOPD
	EGPC %	Contractor %	EGPC %	Contractor %	EGPC %	Contractor %	EGPC %	Contractor %	EGPC %	Contractor %
Less than or equal to $40/BBL	67	33	68	32	69	31	70	30	71	29
More than $40/bbl and less than or equal to $60/BBL	68	32	69	31	70	30	71	29	72	28
More than $60/BBL and less than or equal to $80/BBL	70	30	71	29	72	28	74	26	76	24
More than $80/bbl and less than or equal to $100/BBL	72.5	27.5	73	27	74	26	76	24	78	22
More than $100/BBL	75	25	76	24	77	23	78	22	80	20

Western Desert – Western Desert Basin, Egypt

As of December 13, 2022
Block	South Ghazalat
Year acquired	2013
Block Area (acres)	7,340
Expiry date	2039
Extensions
Exploration	N/A
Development	20 + 5 years

Production Tranche (MBOPD)	0-5

Max. cost oil	25%
Excess cost oil
Contractor	5%
Depreciation per quarter
Operating	100%
Capital	5%
Government's royalty	10%
Production Sharing Oil:
Contractor	Dependent on average Brent price and production*
Government

*South Ghazalat concession production sharing oil table

Crude oil produced (MBOPD)
Less than 5 MBOPD		5 MBOPD and less than 10 MBOPD		10 MBOPD and above
EGPC %	Contractor %	EGPC %	Contractor %	EGPC %	Contractor %
83	17	83.5	16.5	84	16

Canada

In Canada, TransGlobe owns production and working interests in certain facilities in the Cardium light oil and Mannville liquids-rich gas assets in the Harmattan area of west central Alberta. Each province has legislation and regulations in place to govern Crown royalties and establish the royalty rates that producers must pay in respect of the production of Crown resources. The royalty regime in a given province is in addition to applicable federal and provincial taxes and is a significant factor in the profitability of oil sands projects and natural gas and NGL production.

Alberta

Under the Modernized Framework, producers initially pay a flat royalty of 5% on production revenue from each producing well until payout, which is the point at which cumulative gross revenues from the well equals the applicable drilling and completion cost allowance. After payout, producers pay an increased royalty of up to 40% that will vary depending on the nature of the resource and market prices. Once the rate of production from a well is too low to sustain the full royalty burden, its royalty rate is gradually adjusted downward as production declines, eventually reaching a floor of 5%.

Freehold royalties and taxes

Royalty rates for the production of privately owned oil and natural gas are negotiated between the producer and the resource owner.

The Government of Alberta levies annual freehold mineral taxes for production from freehold mineral lands. On average, the tax levied in Alberta is 4% of revenues reported from freehold mineral title properties and is payable by the registered owner of the mineral rights.